UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 23, 2019 (December 20, 2019)

SELECTIVE INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-33067	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey	07890
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(973) 948-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2 per share	SIGI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2019, Selective Insurance Group, Inc. (“Selective”) entered into a Credit Agreement (the “Agreement”) among Selective, the lenders named therein (the “Lenders”), and Bank of Montreal, Chicago Branch, as Administrative Agent. Under the Agreement, the Lenders have agreed to provide Selective with a $50 million revolving credit facility, which can be increased to $125 million with the consent of the Lenders. The Agreement will mature on December 20, 2022.

Interest rates on borrowings under the credit facility are dependent on Selective’s debt rating and based on either LIBOR interest periods selected by Selective at the time of borrowing, or a base rate adjusted by a specified margin. The type of rate is determined at Selective’s option at the time of borrowing.

The Agreement contains representations, warranties, and covenants that are customary for credit facilities of this type, including, without limitation, financial covenants under which Selective is obligated to maintain a minimum consolidated net worth and maximum ratio of consolidated debt to total capitalization, and covenants limiting the ability of Selective to: (i) merge or liquidate; (ii) incur debt or liens; (iii) dispose of assets; (iv) make investments and acquisitions; and (v) engage in transactions with affiliates.

The Agreement also contains customary events of default, including, without limitation: (i) failure to pay principal, interest or fees when due; (ii) covenant default; (iii) material breach of representations or warranties; (iv) cross-default to other debt in excess of an agreed amount; (v) insolvency or bankruptcy; (vi) monetary judgment in excess of an agreed amount; and (vii) a change in control. If an event of default under the Agreement occurs and is continuing, then the Administrative Agent, at the direction, or with the consent, of the requisite Lenders, may declare outstanding obligations under the Agreement immediately due and payable.

The above description is a summary and is qualified in its entirety by the terms of the Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Selective, as borrower, was a party to a Credit Agreement, dated December 1, 2015, for a $30,000,000 revolving credit facility, which could be increased to $50,000,000 with the consent of the lenders, with the lenders named therein, and Wells Fargo Bank, National Association, as Administrative Agent (“Wells Fargo”), which was scheduled to mature on December 1, 2020 (the “Prior Credit Agreement”). In anticipation of entering into the Agreement, Selective exercised termination rights under the Prior Credit Agreement by sending a termination letter to Wells Fargo on December 20, 2019. The effective date of the termination of the Prior Credit Agreement is December 30, 2019.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTIVE INSURANCE GROUP, INC.

Date:	December 23, 2019	By:	/s/ Michael H. Lanza
Michael H. Lanza
Executive Vice President and General Counsel